FOR IMMEDIATE RELEASE

Contact:    Mr. Scott R. Yablon
            MIM Corporation
            Tel. 914-460-1600
            Fax 914-460-1660

                       MIM ADOPTS SHAREHOLDER RIGHTS PLAN

                             - Also amends By-Laws -

ELMSFORD, NY - November 25, 1998 -- MIM Corporation (NASDAQ: MIMS), a pharmacy benefits management company, announced today that its Board of Directors unanimously approved the adoption of a Shareholder Rights Plan. Under the Plan, each holder of Common Stock of MIM will receive a dividend distribution of one Right for each share of Common Stock held of record as of the close of business on December 4, 1998. MIM's Board of Directors also unanimously adopted an amendment to its By-Laws, requiring certain procedural requirements with respect to stockholder action by written consent.

The Shareholder Rights Plan and By-Law amendments were adopted to deter coercive takeover tactics and to otherwise encourage third parties interested in acquiring the Company to negotiate with the Board of Directors, which will facilitate the Board of Directors' objective to maximize shareholder value.

The Rights are not being distributed and the By-Laws are not being amended in response to any particular effort to acquire control of the Company and the Board is not aware of any such effort.


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Each Right will entitle holders of Common Stock to buy one Unit of Preferred
Stock of MIM at an exercise price of $20.00. Each Unit has substantially the same economic and voting rights as one share of Common Stock. Until the Distribution Date (as defined below), the Rights will be evidenced by the Common Stock certificates and will automatically trade and be transferred along with the Common Stock. Subject to termination of the Rights Plan by the Board of Directors, the Rights will be exercisable, and will detach from the Common Stock (the "Distribution Date") only if a person or group (i) acquires 15% or more of the outstanding shares of Common Stock of MIM; (ii) announces a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock of MIM; (iii) beneficially owns 10% or more of the outstanding shares of Common Stock of MIM and is declared by the Board to be an Adverse Person; or (iv) acquires beneficial ownership of 40% or more of the outstanding shares of Common Stock of MIM. Upon the occurrence of certain triggering events, each Right will entitle the holder (other than the acquiring person or group) upon payment of the exercise price to purchase Units (or, in certain circumstances, common stock of the acquiring person) with a value equal to twice the exercise price of the Rights. MIM will be entitled to redeem the Rights at $.0001 per Right at any time until the Distribution Date. The Rights will expire at the close of business on November 24, 2008.

Details of the Rights Plan are outlined in a letter to stockholders and a summary of the Rights Plan that will be mailed to all stockholders promptly following the December 4, 1998 record date.


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In addition, the Company amended its By-Laws to institute limitations on, and to provide notice requirements with respect to, matters to be adopted by written consent of its stockholders.

MIM Corporation is an independent pharmacy benefit management and mail order company that partners with managed care organizations and healthcare providers to control prescription drug costs. MIM provides its customers with innovative pharmacy benefit products and services utilizing clinically sound guidelines to ensure cost control and quality care. MIM encourages improved quality of care, increased patient accessibility and medical cost effectiveness.

The statements in this press release regarding expectations as to future sales and earnings growth and possible acquisitions, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to those items, and statements that are preceded by, followed by or include the words, "believes", "expects", "anticipates" or similar expressions as well as all other statements herein that are not historical in nature constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such Forward Looking Statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those Forward Looking Statements. For a discussion of factors that could cause the actual results to differ from the Company's expectations and the Forward Looking Statements, please refer to Company's periodic reports and other documents filed with the Securities and Exchange Commission.


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